SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 13, 2013

CBL & ASSOCIATES PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12494	62-1545718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2030 Hamilton Place Blvd., Suite 500, Chattanooga, TN 37421
(Address of principal executive office, including zip code)

423.855.0001
(Registrant's telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    As previously disclosed by CBL & Associates Properties, Inc. (herein the “Company” or “CBL”), all outstanding awards of restricted common stock granted under both the CBL & Associates Properties, Inc. 2012 Stock Incentive Plan (the “2012 Plan”) and its predecessor, the CBL & Associates Properties, Inc. Second Amended and Restated Stock Incentive Plan (as amended), provide for the following terms:

•
The grantee generally has all of the rights of a stockholder during the vesting/restricted period, including the right to receive dividends on the same basis and at the same rate as all other outstanding shares of common stock and the right to vote such shares on any matter on which holders of the Company's common stock are entitled to vote.

•	The shares generally are not transferable during the restricted period, except for any transfers which may be required by law (such as pursuant to a domestic relations order).

•
If the grantee's employment terminates during the restricted period for any reason other than death, disability, or retirement after reaching age 70 with at least 10 years of continuous service, the award agreements provide that any non-vested portion of the restricted stock award is immediately forfeited by such grantee.

•
If employment terminates during the restricted period due to death or disability (as defined in the award), or due to the grantee having retired after reaching age 70 and having maintained at least 10 years of continuous employment with the Company, its subsidiaries or affiliates, any portion of the restricted stock award that is not vested as of such date shall immediately become fully vested in the officer or his estate, as applicable.

•	The shares vest over a five (5) year period, with restrictions expiring on 20% of the shares subject to each award annually beginning on the first anniversary of the date of grant.

On May 13, 2013, the Compensation Committee of the Company's Board of Directors modified the form of agreement that will be used for future awards of restricted common stock to provide that, on the date any grantee attains the age of 70 with 10 years or more continuous service with the Company, its subsidiaries or affiliates, any portion of the restricted stock award that is not vested shall immediately vest as of such date. In conjunction with this action, the Compensation Committee also approved amendments making the same change to all currently outstanding restricted stock awards held by approximately 19 employees who either have already attained age 70 with 10 or more years of continuous service or will do so during the remaining vesting period for such awards. This action had the effect of immediately vesting unvested shares of restricted common stock subject to awards held by two of the five individuals who qualify as “named executive officers” of the Company pursuant to Item 402(a)(3) of Securities and Exchange Commission Regulation S-K, as follows: Charles B. Lebovitz, Chairman of the Board (65,500 shares vested) and Augustus N. Stephas, Executive Vice President and Chief Operating Officer (31,950 shares vested).

A copy of the form of agreement for future restricted stock awards under the 2012 Plan, reflecting this change, is filed as an exhibit to this report.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 13, 2013, the Company held its annual meeting of stockholders. The matters that were submitted to a vote of stockholders and the related results are as follows:*

1. The following directors were elected to one-year terms that expire in 2014:

•	Stephen D. Lebovitz (138,023,462 votes for, 2,438,054 votes withheld, 11,674,706 broker non-votes and no abstentions),

•	Thomas J. DeRosa (135,633,880 votes for, 4,827,636 votes withheld, 11,674,706 broker non-votes and no abstentions), and

•	Matthew S. Dominski (135,586,573 votes for, 4,874,943 votes withheld, 11,674,706 broker non-votes and no abstentions),

•	Kathleen M. Nelson (138,414,183 votes for, 2,047,332 votes withheld, 11,674,706 broker non-votes and no abstentions), and

•	Winston W. Walker (135,289,588 votes for, 5,171,927 votes withheld, 11,674,706 broker non-votes and no abstentions).

The following additional directors are presently serving three-year terms, which continue beyond the 2013 annual meeting of stockholders:

•	Charles B. Lebovitz (term expires in 2014),

•	Gary L. Bryenton (term expires in 2014), and

•	Gary J. Nay (term expires in 2014).

2.
Deloitte & Touche, LLP was ratified as the Company's independent registered public accountants for its fiscal year ending December 31, 2013 (149,921,975 votes for, 2,150,214 votes against, 64,032 abstentions and no broker non-votes).

3.
The advisory vote on the Company's executive compensation program for its named executive officers, as disclosed in the Company's proxy statement for the 2013 annual meeting, was approved (135,142,075 votes for, 4,225,243 votes against, 1,094,197 abstentions and 11,674,706 broker non-votes).

* Total votes cast for each nominee or matter, as well as broker non-votes, may vary due to the rounding of fractional shares included in the totals.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Description
10.5.6	Form of Stock Restriction Agreement for Restricted Stock Awards under CBL & Associates Properties, Inc. 2012 Stock Incentive Plan (effective May 2013)†

† A management contract or compensatory plan or arrangement required to be filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBL & ASSOCIATES PROPERTIES, INC.

/s/ Farzana K. Mitchell
Farzana K. Mitchell
Executive Vice President -
Chief Financial Officer and Treasurer

Date: May 17, 2013